[Exhibit 99.1 - Press Release]

PREMIER'S PLAYERS GRILLE REPORTS INCREASED SAME STORE FEBRUARY SALES COMPS

Dallas, TX. - March 22, 2005 - Premier Development & Investment, Inc.'s (OTC Bulletin Board: PDVN) Players Grille operating division announced that comparable same store restaurant sales for the monthly period ended February 2005 increased 5.9% from those in February 2004. The February 2005 period had 28 days in comparison to 2004's leap year of 29 days. Sales for the two months ended February 28, 2005 show a 13% increase in total consolidated comparable sales, when compared to the same time period in 2004.

Michael Hume, General Manager of Players Grille, stated, "I am very pleased with the results we achieved in February. We continued to see increased customer counts and gross sales in the new year and continued to witness substantial increases in beer, wine and liquor consumption comps, which were up 39% collectively as a group compared to last years February period."

About Premier

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier owns and operates the Player's Grille Restaurant and Bar(TM), a casual dining sports themed concept based in Florida. Premier Realty Holdings, Inc., a wholly owned subsidiary, operates Countrywide Realty Services, http://www.cw-realty.com , a full service commercial and residential listing brokerage firm specializing in selling, buying, or leasing properties and providing a full range of real estate services to the greater Miami and Southeastern Florida marketplace.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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